INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made as of the 8th day of November, 2010, by and between Gottex Multi-Alternatives Fund -- II, a Delaware statutory trust (the "Fund"), and Gottex Fund Management Ltd., a Delaware limited liability company (the "Investment Adviser").

WHEREAS, the Fund engages in business as a closed-end, diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund desires to retain the Investment Adviser to furnish investment advisory services to the Fund and to provide certain management and administrative services to the Fund and the Investment Adviser desires to be retained to provide such services;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter contained, the Fund and the Investment Adviser agree as follows:

1.      The Fund hereby retains the Investment Adviser:

(a)      to act as investment adviser to the Fund and, subject to the oversight of the Board of Trustees of the Fund (the "Board"), to develop and implement the Fund's investment program, to manage the Fund's investment portfolio and make all decisions regarding the purchase and sale of investments for the Fund, and to provide various management and administrative services to the Fund as hereinafter set forth.  Without limiting the generality of the foregoing, the Investment Adviser shall: obtain and evaluate such information and advice relating to the economy, securities or commodities markets, and securities or other assets as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Fund in a manner consistent with the investment objective, policies and restrictions of the Fund, as set forth in the Fund's then-current Prospectus and Statement of Additional Information and as may be adopted from time to time by the Board, and applicable laws and regulations; determine the securities or other assets to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Fund, as the Investment Adviser shall deem necessary or appropriate.  Consistent with the foregoing, the Investment Adviser may also invest substantially all of the Fund's assets in a registered investment company also advised by the Investment Adviser (the "Master Fund") that has the same investment objective and substantially the same investment policies as the Fund, provided that the Board has approved an agreement between the Fund and the Master Fund that reflects arrangements that comply with the requirements set forth in Section 12(d)(1)(E) of the 1940 Act.  The Investment Adviser shall furnish to or place at the disposal of the Fund such information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request; and

(b)      provide, and the Investment Adviser hereby agrees to provide, certain management, administrative and other services to the Fund.  Notwithstanding the appointment of the Investment Adviser to provide such services hereunder, the Board shall remain responsible for overseeing the management, business and affairs of the Fund.  The management, administrative and other services to be provided by the Investment Adviser shall include:

(i)	providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;
(ii)	supervising any Sub-Advisers (as defined in Paragraph 3 below) and any entities retained by the Fund to provide administration, custody and other services to the Fund;
(iii)	monitoring relations and communications between investors and the Fund;
(iv)	assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials;
(v)	assisting in the preparation of regulatory filings with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;
(vi)	monitoring compliance with regulatory requirements and with the Fund's investment objective, policies and restrictions as established by the Board;
(vii)
reviewing accounting records and financial reports of the Fund, assisting with the preparation of the financial reports of the Fund and acting as liaison with the Fund's administrator and independent auditors;

(viii)	assisting in the preparation and filing of tax returns;
(ix)	coordinating and organizing meetings of the Board and meetings of the members of the Fund, in each case when called by such persons;
(x)
maintaining and preserving books and records of the Fund as required by the 1940 Act and which are not maintained by any Sub-Adviser or the Fund's administrator, transfer agent or custodian (which books and records shall be the property of the Fund and maintained and preserved as required by the 1940 Act and the rules thereunder and shall be surrendered to the Fund promptly upon request);

(xi)	reviewing and arranging for payment of the expenses of the Fund;
(xii)	assisting the Fund in conducting offers to members of the Fund to repurchase member interests;
(xiii)	reviewing and approving all regulatory filings of the Fund required under applicable law;
(xiv)	providing the services of persons employed by the Investment Adviser or its affiliates who may be appointed as officers of the Fund by the Board;
(xv)
assisting the Fund in routine regulatory examinations, and working closely with any counsel retained to represent any members of the Board who are not "interested persons," as defined by the 1940 Act and the rules thereunder (the "Independent Trustees") of the Fund in response to any litigation, investigations or regulatory matters; and

(xvi)	providing such office space, facilities, equipment, clerical help, and other personnel and services as the Fund shall reasonably require in the conduct of its business.

2.      The Investment Adviser shall, in all matters, give to the Fund and the Board the benefit of its best judgment, effort, advice and recommendations and shall at all times conduct the Fund's investment program in a manner consistent with: (i) the provisions of the 1940 Act and the rules or regulations thereunder; (ii) other applicable provisions of Federal and state law; (iii) the provisions of this Agreement and the Declaration of Trust of the Fund, as amended from time to time; (iv) the policies and determinations of the Board; (v) the investment policies and restrictions of the Fund as reflected in the registration statement of the Fund under the 1940 Act, as such policies may, from time to time, be amended; and (vi) the Prospectus and Statement of Additional Information of the Fund, as the same may be amended from time to time.  The appropriate officers and employees of the Investment Adviser shall be available upon reasonable notice for consultation with the Board with respect to any matters dealing with the business and affairs of the Fund, including the valuation of the portfolio securities of the Fund.

3.      Provided that the Fund shall not be required to pay any compensation to the Investment Adviser for the services to be provided hereunder other than as provided by the terms of this Agreement, the Investment Adviser is authorized to: (i) obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise assist the Investment Adviser in providing investment management services; (ii) utilize personnel of affiliates of the Investment Adviser in providing services hereunder; and (iii) enter into investment sub-advisory agreements with any registered investment adviser (a "Sub-Adviser"), subject to obtaining such approvals of the Board and shareholders of the Fund ("Shareholders") as may be required to comply with applicable provisions of the 1940 Act, delegating any or all of the investment advisory services required to be provided by the Investment Adviser under Section 1(a) hereof, subject to the supervision of the Investment Adviser.  The parties understand and acknowledge that an agreement with a Sub-Adviser may require the Fund to pay compensation to the Sub-Adviser in addition to the compensation paid to the Adviser under this Agreement.

4.      The Fund will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

5.      Without limiting the generality of Section 1 hereof, the Investment Adviser and, if applicable, a Sub-Adviser, shall be authorized to open, maintain and close accounts in the name and on behalf of the Fund with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Investment Adviser (or such Sub-Adviser) considers appropriate and that are consistent with the policies of the Fund; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to the payment of such commissions, fees and other charges by the Fund as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws.  To the extent permitted by law and regulation, the Investment Adviser may, subject to adherence with such procedures as may be adopted by the Board, use affiliates of the Investment Adviser or the Fund's distributor(s) as brokers to effect the Fund's securities transactions and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

6.      Fees; Expenses

(a)      In consideration for the provision by the Investment Adviser of its services hereunder and the Investment Adviser's bearing of certain expenses, the Fund shall pay the Investment Adviser a monthly "Management Fee" and a performance-based "Incentive Fee," each determined as set forth in this Section 6.  To the extent the Fund invests in securities or other assets (other than the Master Fund, and excluding bank accounts, money market accounts and cash or cash-equivalents alluded to in the Prospectus of the Fund), then such portion will be subject to the Management Fee and Incentive Fee described below, as if such non-Master Fund assets were the sole assets of the Fund.  Portions of such Management Fee and/or Incentive Fee attributable to the net asset value of the Master Fund shares held by Fund will not be charged so long as the agreement with the Master Fund is in effect.  Upon the termination of the Master Fund's Advisory Agreement, the Master Fund will pay its applicable performance-based incentive fee (and any portion of its asset-based management fee still payable) to the Investment Adviser as if the date of effectiveness of such termination is the end of the Master Fund's fiscal year.  Beginning on the first day immediately following date of termination of the Master Fund's Advisory Agreement, the Management Fee and Incentive Fee shall be determined based on the net asset value of the Fund (including assets held through the Master Fund, if any).

(b)      The Management Fee shall be computed, and paid monthly in arrears within five business days after the end of the month, at the annual rate of 1.00% of the Fund's net asset value (determined as of the last day of each month, and before reduction for any repurchase of shares of the Fund or for the payment of any dividends in cash during such month through the time of calculation).  In the event that this Agreement becomes effective after the first day of a month or terminates prior to the last day of a month, the Management Fee payable for such month shall be pro rated based on the number of days during such month this Agreement was in effect.

(c)      The Fund shall also pay the Investment Adviser the Incentive Fee promptly after the end of each Fiscal Period (as defined below).  The Incentive Fee with respect to a Fiscal Period is an amount equal to 5.0% of the aggregate amount by which the Fund's net profits for such Fiscal Period exceeds the Hurdle (as defined below) plus any Fee Catch-Up (computed as described below).

(1)      For purposes of calculating the Incentive Fee for a Fiscal Period, "net profits" means the amount by which the net asset value of the Fund as of the last day of such Fiscal Period (determined prior to any repurchase of shares of the Fund effective as of such date, and prior to payment of any dividends or distributions made as of such date) exceeds the Prior High NAV of the Fund as of the beginning of the Fiscal Period (subject to adjustment as described more fully below).  "Net asset value" means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, determined in accordance with the valuation procedures of the Fund.

(2)      "Fiscal Period" means each period ending on the Fund's fiscal year-end; provided that, solely with respect to shares repurchased by the Fund pursuant to a share repurchase offer, the period of time from the last Fiscal Period-end through the effective date of the repurchase of Shares also constitutes a Fiscal Period.  (Upon termination of the Fund's Advisory Agreement, the Fund will pay the Incentive Fee to the Investment Adviser as if the date of effectiveness of such termination is the end of the Fund's fiscal year.)

(3)      The "Hurdle" for a Fiscal Period is calculated at an annualized rate equal to 5.0% of the Fund's Prior High NAV as of the beginning of such Fiscal Period.  The Hurdle will be reset for each Fiscal Period, and will not compound.

(4)      The "Prior High NAV" with respect to a Fiscal Period is the greater of: the net asset value of the Fund as of the first day of such Fiscal Period, or the Prior High NAV for the prior Fiscal Period.  Notwithstanding the foregoing, the initial Prior High NAV shall be the net asset value of the Fund as of the date of commencement of operations of the Fund.  The Prior High NAV for a Fiscal Period will be increased, on a dollar-for-dollar basis, for issuances of shares made during such Fiscal Period, excluding shares issued in connection with reinvestment of dividends paid by the Fund.  The Prior High NAV for a Fiscal Period will be reduced for repurchases of shares made during such Fiscal Period: (i) on a dollar-for-dollar basis for repurchases of shares made when the Adjusted NAV is the same as, or greater than, the Prior High NAV; and (ii) on a pro rata basis for repurchases of shares made when the Adjusted NAV is less than the Prior High NAV.  The Prior High NAV for a Fiscal Period will be further reduced by the amount of any dividends (other than dividends reinvested in additional shares) and distributions (other than proceeds from share repurchases) paid to shareholders during the Fiscal Period: (i) on a dollar-for-dollar basis when such dividends or distributions are made at the time the Adjusted NAV is the same as, or greater than, the Prior High NAV; and (ii) on a pro rata basis when the Adjusted NAV is less than the Prior High NAV.

(5)      The "Adjusted NAV" is the net asset value of the Fund, adjusted, on a dollar-for-dollar basis, for any issuance or repurchase of Shares, or dividends or distributions (other than proceeds from share repurchases), made during the Fiscal Period.

(6)      The "Fee Catch-Up" with respect to a Fiscal Period is a mechanism allowing the Investment Adviser to receive, from the portion of the net profits of the Fund that exceed the Hurdle, an incentive fee on the Hurdle equal to 5% of the amount of the Hurdle for such Fiscal Period.

(d)      In the event that an Incentive Fee is payable with respect to a Fiscal Period as of a date other than the Fund's fiscal year-end (for example, on account of intra-year share repurchases or the termination of the Advisory Agreement), the Incentive Fee (and corresponding Hurdle and Fee Catch-Up, if any) will be determined as if the end of such Fiscal Period were the end of the Fund's fiscal year, and only that portion of the Incentive Fee that is proportional to the Fund's assets paid in respect of such share repurchases (not taking into account any proceeds from any contemporaneous issuance of shares of the Fund, by reinvestment of dividends and other distributions or otherwise) will be paid to the Investment Adviser for such Fiscal Period.

7.      The Investment Adviser is responsible for all costs and expenses associated with the provision of its services hereunder including, but not limited to: fees of any consultants or a Sub-Adviser retained by the Investment Adviser (if applicable); the cost of office space, telephone service, heat, light, power and other utilities provided to the Fund; and the salaries of officers of the Fund, and the fees and expenses of the members of the Board of the Fund (the "Trustees") who are also directors, officers or employees of the Investment Adviser, or who are directors, officers or employees of any company affiliated with the Investment Adviser.  The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Fund under this Agreement.

8.      Except as provided herein or in another agreement between the Fund and the Investment Adviser, the Fund shall bear all expenses incurred in its business and operations, other than those borne by the Investment Adviser, the Fund's distributor, or the Fund's administrator pursuant to their agreements with the Fund, including, but not limited to (as applicable):  investment related expenses (e.g., costs and expenses directly related to portfolio transactions and positions for the Fund's account such as direct and indirect expenses associated with investments, transfer taxes and premiums, taxes withheld on foreign income, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased and margin fees); the Management Fee; sub-advisory fees (only pursuant to those sub-advisory agreements that obligate the Fund to pay the applicable Sub-Advisers); the Incentive Fee; fees paid to the Fund's distributor; any non-investment related interest expense; offering expenses; operating expenses (including, but not limited to, printing expenses, legal expenses, internal and external accounting, audit and tax preparation expenses registration, licensing (including certain research databases ands software and certain administrative software), government filing fees, costs of background checks of portfolio managers of underlying portfolio funds, mailing costs for investor reports, interest, taxes, costs and other expenses associated with the operation of the Fund), administrative expenses and fees; custody and escrow fees and expenses; insurance costs; fees and travel-related expenses of members of the Board who are not employees of the Investment Adviser or any affiliate of the Investment Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Investment Adviser and any custodian or other agent engaged by the Fund; and any extraordinary expenses.  The Fund also indirectly bears fees and expenses of the Master Fund, as an investor in underlying portfolio funds.

9.      The Investment Adviser represents that it: (a) is duly organized in the State of Delaware as a limited liability company under the Delaware Limited Liability Company Act; and (b) is registered as an investment adviser with the Securities and Exchange Commission.

10.      The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its managers, members, officers or employees and their respective affiliates, executors, heirs, assigns, successors and other legal representatives (collectively, "Affiliates") shall not be liable to the Fund for any error of judgment, for any mistake of law or for any act or omission by the Investment Adviser or any of its Affiliates.

11.      (a)     The Fund shall indemnify the Investment Adviser and its Affiliates (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions were unlawful (collectively, "disabling conduct").  Indemnification shall be made following:  (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Board who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder.  The Fund shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance.  The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Section 11.

(b)      Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

12.      Nothing contained in this Agreement shall prevent the Investment Adviser or any of its Affiliates from acting as investment adviser or manager for any other person, firm, fund, account, corporation or other entity and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Investment Adviser or any of its Affiliates from buying, selling or trading any securities or other investments for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of the Investment Adviser or any of its Affiliates to engage in any other business or to devote its, his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

13.      This Agreement shall take effect on the date first set forth above (the "Effective Date") and shall remain in effect for a period of two years from the date of its execution and shall continue in effect from year to year thereafter, provided that such continuance is approved at least annually by the vote of a "majority of the outstanding voting securities" of the Fund, as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval.  The Fund may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Investment Adviser, either by majority vote of the Board or by the vote of a "majority of the outstanding voting securities" of the Fund (as defined by the 1940 Act and the rules thereunder).  The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Fund.  This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the 1940 Act and the rules thereunder, by the Investment Adviser.

14.      Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

15.      This Agreement may be amended only by the written agreement of the parties.  Any amendment shall be required to be approved by the Board and by a majority of the Independent Trustees.  If required by the 1940 Act, any amendment shall also be required to be approved by the vote of a "majority of the outstanding voting securities" of the Fund (as defined by the 1940 Act and the rules thereunder).

16.      This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.      The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

18.      This Agreement embodies the entire understanding of the parties.

{The remainder of this page has been intentionally left blank}

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

GOTTEX MULTI-ALTERNATIVES FUND -- II

By:
Name:	Dr. William J. Landes
Title:	Principal Executive Officer

GOTTEX FUND MANAGEMENT LTD.

By:
Name:	Timothy Roniger
Title:	Managing Director